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  TYCO INTERNATIONAL TO ACQUIRE AFC CABLE SYSTEMS, INC.; IMMEDIATELY ACCRETIVE,
                 ACQUISITION COMPLEMENTS ALLIED TUBE & CONDUIT

HAMILTON, Bermuda and PROVIDENCE, R.I., Aug. 31 /PRNewswire/ -- Tyco International Ltd. (NYSE: TYC; LSE: TYI; BSX: TYC), a diversified manufacturing and service company, and AFC Cable Systems, Inc. (Nasdaq: AFCX - news) a manufacturer of prewired armor cable, announced today that they have entered into a definitive agreement pursuant to which Tyco will acquire AFC Cable. AFC Cable shareholders will receive a fraction of a Tyco share valued at $45.00 per share for each share of AFC Cable. The transaction is valued at approximately $575 million. Shares of AFC Cable closed at $40.875 on Monday, August 30, 1999.

AFC Cable, with annual revenues of approximately $275 million, is a leader in the design, manufacturer and supply of prewired armor cable, flexible conduit, modular wiring systems and electrical fittings used in a wide range of electrical, voice and data distribution products.

"AFC Cable provides an excellent range of products that complement our Allied Tube & Conduit electrical products," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "The combination of AFC Cable's offerings with Allied's electrical conduit, our steel support products and cable tray products will greatly enhance our value to electrical distributors. This acquisition, which will be immediately accretive to earnings, will also enhance our presence in the fast-growing do-it-yourself market."

Ralph Pappito, Chairman and Chief Executive Officer of AFC Cable, said, "This transaction provides exceptional value for shareholders of AFC Cable and allows our shareholders to participate in the future growth of Tyco. Our management team is very excited by the opportunities the combination with Tyco presents for both companies and our customers."

The transaction, which will be accounted for as a purchase, is contingent upon customary regulatory review and approval by AFC Cable shareholders. The Boards of Directors of both companies have unanimously approved the transaction, which is expected to be tax-free for the shareholders of AFC Cable. Under the terms of the agreement, the fraction of a Tyco share will be $45.00 divided by the average of the volume weighted average prices of Tyco shares on the New York Stock Exchange for the five consecutive trading days ending on the fourth trading day prior to the date of the AFC Cable Shareholder Meeting.

This morning, AFC Cable terminated its January 27, 1999 Merger Agreement with Thomas & Betts Corporation (NYSE: TNB - news), subsequently allowing Tyco to sign the merger agreement with AFC Cable.

Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, the largest manufacturer and servicer of electrical and electronic components and


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underwater telecommunications systems, the largest manufacturer of flow control valves, and has strong leadership positions in disposable medical products, plastics, and adhesives. The Company operates in more than 80 countries around the world and has expected fiscal 1999 revenues in excess of $22 billion.

FORWARD LOOKING INFORMATION

Comments in this earnings release concerning market growth, the future growth of Tyco, the impact from the AFC Cable acquisition on Tyco's earnings, the expected tax-free status of the transaction and expected fiscal 1999 revenues are forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of the Tyco's 1998 Annual Report to Shareholders, Tyco's 1998 Annual Report on Form 10-K, Tyco's Current Report on Form 8-K filed on June 3, 1999, and in "Factors That May Affect Future Performance" in AFC Cable's Annual Report on Form 10-K for the year 1998.

    CONTACT:

    J. Brad McGee                           Jay W. Thomas
    Tyco International (US) Inc.            AFC Cable Systems, Inc.
    Senior Vice President                   Director of Marketing
    (603) 778-9700                           (508) 998-1131

SOURCE: Tyco International Ltd.


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